Exhibit 11.1
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                         LSI LOGIC CORPORATION
                   CALCULATION OF EARNINGS PER SHARE
               (In thousands, except per share amounts)
                              (Unaudited)


                        Three Months Ended  Nine Months Ended
                           September 30,       September 30,
                       1996      1995       1996      1995

Primary Earnings
 Per Share
Net income             $ 27,743  $ 65,542   $116,523  $166,547

Average common
 and common equivalent
 shares:
 Average common
  shares outstanding    128,524   127,648    129,176   120,509
 Dilutive options         1,700     4,475      2,347     4,135
                        130,224   132,123    131,523   124,644

Earnings per common
 and common equivalent
 share                $    0.21  $   0.50   $   0.89  $   1.34
Fully Diluted Earnings
 Per Share
Net income            $  27,743  $ 65,542   $116,523  $166,547

Interest expense
 on convertible
 subordinated debt,
 net of tax effect        1,542     1,542      4,625     4,625

Adjusted net income   $ 29,285   $ 67,084   $121,148  $171,172

Average common and
 common equivalent
 shares on a fully
 diluted basis:
Average common
 shares outstanding    128,524    127,648    129,176   120,509


Convertible
 subordinated debt      11,734     11,734     11,734    11,734
Dilutive options         1,842      4,746      2,349     4,989
                       142,100    144,128    143,259   137,232

Fully diluted
 earnings per
 common and common
 equivalent share    $    0.21   $   0.47   $   0.85  $   1.25
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